Exhibit (10.12)

DESCRIPTION OF ECOLAB INC.

MANAGEMENT INCENTIVE PLAN

Ecolab Inc. (“Ecolab”, the “Company”, “we” and “our”) maintains an annual cash incentive plan for executives that is designed to motivate executives to achieve annual business and individual goals. This plan is referred to as the Management Incentive Plan (“MIP”). The MIP is not set forth in a formal plan document. Set forth below is a summary of the MIP as it applies to the executive officers of the Company.

Target Award Opportunities – Under the MIP, the Compensation & Human Capital Management Committee (the “Committee”) of the Company’s Board of Directors establishes the annual target award opportunities expressed as a percentage of base salary paid during the fiscal year for each executive officer.

Performance Measures – Under the MIP, the Company establishes annual performance goals, which may include a mix of overall corporate performance, business unit performance, individual performance and impact measures to foster cross-divisional cooperation and to assure that executives have a reasonable measure of control over the factors that affect their awards. Performance measures may vary by executive position. The Company establishes payout opportunities for each metric, which may include threshold, target, and maximum award opportunities.

Payout Approval – As soon as practicable after the end of the plan year and after the Committee has received the appropriate financial and other data, the Committee will, for each executive officer, approve the achievement of performance goals and the corresponding amount of the award earned. The Committee reviews and approves all adjustments to the Company’s overall corporate performance results.

Discretionary Adjustments – To recognize individual performance, the Committee also may increase or decrease an executive officer’s MIP award, with input from the principal executive officer, based on the individual performance of the executive officer. This is done to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the performance measures.

Administrative Rules – The administrative rules applying to the MIP include the following:

●	An executive officer’s actual base salary earnings for the plan year (in the U.S.) or year-end base salary (outside the U.S.) will be used in the calculation of incentive funding.

●	No payment is earned unless an executive officer is actively employed on the last business day of the fiscal year. An executive officer who leaves the active employ of the company for reasons of retirement (defined as at least 55 years of age with at least 5 years of service) disability, or death, ceases to be a participant in the plan on the date the separation occurs. The executive officer may be entitled to receive a prorated award accrued during the eligible period when awards are paid following year-end, if warranted by performance.

●	If an executive officer becomes eligible for participation in the MIP as a new hire, or through a promotion during the year, such officer will participate on a pro-rata basis, with payments calculated in full month increments.

●	If an executive officer transfers from one division to another during the year, a determination of the specific handling of such officer’s incentive will be made at the time of transfer by the division executives involved and the Executive Vice President Human Resources.